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                                                                    Exhibit 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

     This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") between Wyndham International, Inc., a Delaware corporation (the "Company") and Mark A. Solls ("Executive") is made, and is effective, as of the 17th day of September, 2002.

     WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company;

     WHEREAS, as an additional inducement to Executive to enter into this Agreement, the Company shall, on the Start Date, as defined below, grant Executive a certain number of shares of class A common stock of the Company as set forth in the agreement attached hereto as Exhibit A (the "Stock Grant"); and

     WHEREAS, Executive is desirous of committing to serve the Company on the terms herein provided.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment. The term of Executive's employment shall extend from September 30, 2002 (the "Start Date") until the third anniversary of the Start Date; provided, however, that the term of Executive's employment shall automatically be extended for one additional year on the third anniversary of the Start Date and each anniversary thereafter unless, not less than ninety (90) days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or extended term of Executive's employment, the term of Executive's employment shall continue in effect until the later of the end of the initial term described above or the end of the eighteenth (18th) month following the month in which the Change in Control occurred. The term of Executive's employment shall be subject to termination as provided in Paragraph 6 and may be referred to herein as the "Period of Employment."

2. Position and Duties. During the Period of Employment, Executive shall serve as Executive Vice President, General Counsel, and Chief Legal Officer of the Company, shall have supervision and control over and responsibility for the day-to-day business and affairs of those functions and operations of the Company and shall have such other powers and duties as may from time to time be prescribed by the Chairman of the Board of the Company (the "Chairman") or the Chief Executive Officer of the Company (the "CEO"), provided that such duties are consistent with Executive's position or other positions that he may hold from time to time. Executive shall devote his full working time and efforts to the business and affairs of the Company. Executive shall serve as the senior most legal counsel of the Company. Notwithstanding the foregoing, Executive may serve on other boards of directors, with the approval of the Chairman or CEO, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Chairman or CEO and do not materially interfere with Executive's performance of his duties to the Company as provided in this Agreement.


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3.   Compensation and Related Matters.

     (a) Base Salary. During the Period of Employment, Executive's initial annual base salary ("Base Salary") shall be $350,000. Executive's salary for the year 2002 shall be prorated for the portion of the year Executive is employed with the Company. Thereafter, Executive's Base Salary shall be redetermined at least thirty (30) days before each annual compensation determination date (the "Annual Compensation Determination Date") established by the Company during the Period of Employment in an amount to be fixed by the Board of Directors of the Company or a committee thereof or a duly authorized officer (the "Board"). The Base Salary, as redetermined, may be referred to herein as "Adjusted Base Salary." The Base Salary, or Adjusted Base Salary, if applicable, shall be payable in substantially equal bi-weekly installments and shall in no way limit or reduce the obligations of the Company hereunder.

     (b) Incentive Compensation. In addition to Base Salary or, if applicable, Adjusted Base Salary, Executive shall be eligible to receive in each fiscal year during the Period of Employment, on or about the Annual Compensation Determination Date (or earlier as provided in Paragraph 7 or 8 of this Agreement), cash incentive compensation (the "Incentive Compensation") in an amount determined annually by the Board based on individual performance, "Employer EBITDA Achievement" (as hereinafter defined), and total return to shareholders. Incentive Compensation shall equal from zero to 1 1/2 times the then current Base Salary or, if applicable, Adjusted Base Salary. "Employer EBITDA Achievement" is the degree to which the annual budget established by the Company for earnings before interest, taxes, depreciation, and amortization is achieved. Incentive Compensation shall be fixed and guaranteed at 100% of Base Salary paid for the period commencing on the Start Date and ending December 31, 2002. Thereafter, Incentive Compensation shall be targeted at a minimum of 100% of the Base Salary or, if applicable, Adjusted Base Salary for any year in which Employer EBITDA Achievement is one hundred percent (100%) or more ("Target Incentive Compensation"). The maximum Incentive Compensation payable to Executive for any fiscal year shall be equal to one hundred fifty percent (150%) of the Base Salary, or if applicable, Adjusted Base Salary. Incentive Compensation shall be paid to Executive no later than the date incentive compensation is paid by the Company to similarly situated executives.

     "Pro Rata Incentive Compensation" shall be paid to Executive if Executive's employment is terminated by reason of Executive's death or disability, as provided in Subparagraphs 6(a) and 6(b), if Executive's employment is terminated by the Executive for Good Reason, as provided in Subparagraph 6(e), or if Executive's employment is terminated by the Company without Cause, as provided in Subparagraph 6(d). Pro Rata Incentive Compensation equals the Incentive Compensation for the fiscal year of termination multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through Date of Termination and the denominator of which is 365.

     If, for the purpose of calculating Incentive Compensation or Pro Rata Incentive Compensation, the Incentive Compensation cannot be determined by the time required to be paid, the Company shall make a good faith estimate of the pro rata amount based on an amount Executive would have earned had he continued employment for the entire fiscal year; provided, however, that where the Date of Termination occurs during the first six months of any fiscal year, the Pro Rata Incentive Compensation paid to Executive if Executive's employment is


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terminated by reason of Executive's death or disability, by the Executive for
Good Reason, or by the Company without Cause shall not exceed fifty percent (50%) of the maximum Incentive Compensation which could have been paid to Executive in the fiscal year immediately preceding the fiscal year of termination.

     Subject to Paragraph 18, on the Start Date, the Company shall grant Executive a certain number of shares of class A common stock of the Company as set forth in the Stock Grant.

     Executive will also participate in such other incentive compensation plans, policies or practices as the Board shall determine.

     (c) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers) in performing services hereunder during the Period of Employment, provided that Executive properly accounts therefor in accordance with Company policy.

     (d) Other Benefits. During the Period of Employment, Executive shall be entitled to continue to participate in or receive benefits under all of the Company's Employee Benefit Plans in effect on the date hereof, or under plans or arrangements that provide Executive with at least substantially equivalent benefits to those provided under such Employee Benefit Plans. As used herein, "Employee Benefit Plans" include, without limitation, each pension and retirement plan; supplemental pension, retirement and deferred compensation plan; savings and profit sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by the Company on the date hereof for employees of the same status within the hierarchy of the Company. To the extent that the scope or nature of benefits described in this section are determined under the policies of the Company based in whole or in part on the seniority or tenure of an employee's service, Executive shall be deemed to have a tenure with the Company equal to the actual time of Executive's service with Company; provided, however, that Executive shall be entitled to the number of paid vacation days set forth in Paragraph 3(f). During the Period of Employment, Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Any payments or benefits payable to Executive under a plan or arrangement referred to in this Subparagraph 3(c) in respect of any calendar year during which Executive is employed by the Company for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year. During the Period of Employment, but prior to the date that Executive and Executive's family are eligible to participate in the Company's medical insurance plan, the Company will reimburse Executive for the cost of continuing medical coverage under his previous employer's medical plan pursuant to 29 U.S.C. ss.1161 et seq. (commonly known as "COBRA"), if Executive elects COBRA, less the amount Executive would pay for the Company's Point of Service medical insurance plan for coverage for Executive and Executive's


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family. Executive must submit a receipt or cancelled check for the COBRA medical insurance coverage to Human Resources at the Company's Dallas, Texas corporate offices to be reimbursed.

     (e) Life Insurance. The Company shall pay the premiums on, and maintain in effect throughout the Period of Employment, a life insurance policy on the life of Executive in an amount not less than the amount of Executive's then current Base Salary or Adjusted Base Salary. Executive shall have the right to designate the beneficiary under such policy.

     (f) Vacations. During the Period of Employment, Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for executives at the same level as Executive; provided, however, that Executive shall be entitled to twelve paid vacation days during 2002 and will be entitled to no less than fifteen days of paid vacation during each additional year during the Period of Employment, notwithstanding the twelve days of paid vacation received by Executive during 2002. Executive shall also be entitled to all paid holidays given by the Company to its executives.

     (g) Disability Insurance. The Company shall pay the premiums on, and maintain in effect through the Period of Employment, long-term disability insurance providing for payment of benefits at rates not less than sixty percent (60%) of Executive's current Base Salary or Adjusted Base Salary.

4.   Unauthorized Disclosure.

     (a) Confidential Information. The Company (and, if applicable, its predecessors) shall provide Executive with, and Executive shall become acquainted with, information related to the business affairs, trade secrets, and other matters of the Company and its subsidiaries which is of a proprietary or confidential nature, including but not limited to the operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the "Confidential Information") concerning the business of the Company, its predecessors and their respective subsidiaries. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company, (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process), governmental agency, or similar tribunal, to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use by the hotel and hospitality industry (the "Hotel Industry"), other than as a result of any action or inaction by Executive; or (iv) such information has been rightfully received by a member of the Hotel Industry or has been published in a form generally available to the Hotel Industry prior to the date Executive proposes to disclose or use such information. Executive further agrees that he will not during employment and/or at any time thereafter use


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such Confidential Information in competing, directly or indirectly, with the
Company or any of its subsidiaries. At such time as Executive shall cease to be employed by the Company, or if the Company terminates the Agreement pursuant to Paragraph 18, Executive will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him.

     (b) Heirs, successors, and legal representatives. The foregoing provisions of this Paragraph 4 shall be binding upon Executive's heirs, successors, and legal representatives. The provisions of this Paragraph 4 shall survive the termination of this Agreement for any reason.

     (c) Definition of Subsidiary. For purposes of this Paragraph 4 and for purposes of Paragraph 5 (Covenant Not to Compete) below, "subsidiary" of the Company means any corporation, partnership, joint venture, limited liability company or other entity of which (i) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions for such entity is directly or indirectly beneficially owned by the Company (either alone or through or together with one or more of its subsidiaries), or (ii) the Company or any subsidiary of the Company is a general partner or manager.

5. Covenant Not to Compete. In consideration for the Stock Grant, the Company's promise to provide Confidential Information as set forth in Paragraph 4 above, the payment specified in Paragraph 18, if necessary, and for Executive's employment by the Company under the terms provided in this Agreement, as a means to aid in the performance and enforcement of the terms of and preserve the rights of the Company pursuant to the Unauthorized Disclosure provisions of Paragraph 4, Executive agrees as follows:

     (a) during the term of Executive's employment with the Company and for a period of twenty-four (24) months thereafter, regardless of the reason for termination of employment (except that the restrictions of this Paragraph 5(a) relating to the twenty-four (24) months after the term of employment shall not apply if (x) Executive terminates his employment for Good Reason as provided in Subparagraph 6(e) or (y) Executive's employment is terminated by the Company without Cause as provided in Subparagraph 6(d) within eighteen (18) months after the occurrence of a Change in Control), Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the business of owning, operating, managing or granting franchise rights with respect to hotels, motels or other lodging facilities in any area or territory in which the Company or any of its subsidiaries conducts operations; provided, however, that the foregoing shall not prohibit Executive from owning up to one percent (1%) of the outstanding stock of a publicly held company engaged in the hospitality business. Notwithstanding the foregoing, after Executive's employment with the Company has terminated, upon receiving written permission by the Board, Executive shall be permitted to engage in such activities with respect to any other hotel, motel or lodging facility that would be immaterial to the operations of the Company and its subsidiaries in the area or territory in question. Immateriality, for purposes of the foregoing sentence, shall be determined in the sole discretion of the Board in good faith.


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     (b)  during the term of Executive's employment with the Company and for a period of twenty-four (24) months thereafter, regardless of the reason for termination of employment (except that the restrictions of this Paragraph 5(b) relating to the twenty-four (24) months after the term of employment shall not apply if (x) Executive terminates his employment for Good Reason as provided in Subparagraph 6(e) or (y) Executive's employment is terminated by the Company without Cause as provided in Subparagraph 6(d) within eighteen (18) months after the occurrence of a Change in Control), Executive will not, directly or indirectly, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity, call upon, compete for, solicit, divert, or take away, or attempt to divert or take away any of the customers (including, without limitation, any hotel owner, lessor or lessee, asset manager, trustee or consumer with whom the Company or any of its subsidiaries from time to time (i) has an existing agreement or business relationship; (ii) has had an agreement or business relationship within the two-year period preceding the Executive's last day of employment with the Company; or (iii) has included as a prospect in its applicable pipeline) or vendors of the Company or any of its subsidiaries in any of the areas or territories in which the Company or any of its subsidiaries conducts operations if such action has the intent or effect of interfering with the Company's or any of its subsidiaries' relationship with the vendor or customer.

     (c) during the term of Executive's employment with the Company and for a period of twenty-four (24) months thereafter, regardless of the reason for termination of employment (except that the restrictions of this Paragraph 5(c) relating to the twenty-four (24) months after the term of employment shall not apply if (x) Executive terminates his employment for Good Reason as provided in Subparagraph 6(e) or (y) Executive's employment is terminated by the Company without Cause as provided in Subparagraph 6(d) within eighteen (18) months after the occurrence of a Change in Control), Executive will not directly or indirectly solicit or induce any current employee of the Company or any of its subsidiaries (including, without limitation, any current employee of the Company or any of its subsidiaries within the six-month period preceding Executive's last day of employment with the Company or within the 24-month period of this covenant) to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated, and Executive will not employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any current employee of the Company or any of its subsidiaries without providing the Company with ten (10) days' prior written notice of such proposed employment.

     (d) Executive agrees and acknowledges that the restrictions contained in this noncompetition covenant are reasonable in scope of activity, duration and geographical area and are necessary to protect the Company's business interests and Confidential Information after the Start Date of this Agreement. If any provision of this noncompetition covenant as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the scope of activity or area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area and/or scope of activity of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this noncompetition covenant will cause irreparable damage to


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the Company, and upon breach of any provision of this noncompetition covenant, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

     (e) Should Executive violate the provisions of this Paragraph, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation.

6. Termination. Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

     (a) Death. Executive's employment hereunder shall terminate upon his death.

     (b) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period, the Company may terminate Executive's employment hereunder.

     (c) Termination by Company For Cause. At any time during the Period of Employment, the Company may terminate Executive's employment hereunder for Cause if such termination is approved by not less than a majority of the Board of Directors at a meeting of such Board of Directors called and held for such purpose. Any determination by the Board of Directors that "Cause" exists shall be made by the Board of Directors in good faith. For purposes of this Agreement "Cause" shall mean: (A) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (B) criminal or civil conviction of Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction of a felony involving moral turpitude; (C) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive's physical or mental illness, incapacity or disability) and such non-performance has continued for more than thirty (30) days following written notice of such non-performance from the Board; (D) a breach by Executive of any of the provisions contained in Paragraphs 4 and 5 of this Agreement; or (E) a violation by Executive of the Company's employment policies and such violation has continued for more than thirty (30) days following written notice of such violation from the Board.

     (d) Termination Without Cause. At any time during the Period of Employment, the Company may terminate Executive's employment hereunder without Cause if such termination is approved by a majority of the Board of Directors at a meeting of the Board of Directors called and held for such purpose. Any termination by the Company of Executive's employment under this Agreement which does not constitute a termination for Cause under Subparagraph 6(c) or result from the death or disability of the Executive under Subparagraph 6(a) or (b) shall be


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deemed a termination without Cause. If the Company provides notice to the
Executive under Paragraph 1 that it does not wish to extend the Period of Employment, such action shall be deemed a termination without Cause.

     (e) Termination by Executive. At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. If Executive provides notice to the Company under Paragraph 1 that he does not wish to extend the Period of Employment, such action shall be deemed a voluntary termination by Executive and one without Good Reason. For purposes of this Agreement, "Good Reason" shall mean that Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events: (A) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties;
(B) any removal, during the Period of Employment, from Executive of his title of Executive Vice President, General Counsel and Chief Legal Officer; (C) an involuntary reduction in Executive's Base Salary or Adjusted Base Salary or involuntary reduction in cash incentive compensation plan (but not reduction in incentive compensation appropriate for level of performance) except for across-the-board salary reductions similarly affecting all or substantially all management employees; (D) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Executive; (E) the involuntary relocation of the Company's offices at which Executive is principally employed or the involuntary relocation of the offices of Executive's primary workgroup to a location more than thirty (30) miles from such offices (other than a relocation in either event to Dallas, Texas), or the requirement by the Company for Executive to be based anywhere other than the Company's offices at such location or in Dallas, Texas on an extended basis, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations; or (F) the requirement that Executive report to a person who is below the level of CEO. "Good Reason Process" shall mean that (i) the Executive reasonably determines in good faith that a "Good Reason" event has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason event; (iii) Executive cooperates in good faith with the Company's efforts, for a period not less than ninety (90) days following such notice, to modify Executive's employment situation in a manner acceptable to Executive and Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive. If the Company cures the Good Reason event during the ninety (90) day period, Good Reason shall be deemed not to have occurred.

     (f) Notice of Termination. Except for termination as specified in Subparagraph 6(a), any termination of Executive's employment by the Company, any termination by the Company pursuant to Paragraph 18, or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

     (g) Date of Termination. "Date of Termination" shall mean: (A) if Executive's employment is terminated by his death, the date of his death; (B) if Executive's employment is terminated on account of disability under Subparagraph 6(b), by the Company for Cause under


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Subparagraph 6(c), or if the Agreement is terminated by the Company pursuant to
Paragraph 18, the date on which Notice of Termination is given; (C) if Executive's employment is terminated by the Company under Subparagraph 6(d), sixty (60) days after the date on which a Notice of Termination is given; and
(D) if Executive's employment is terminated by Executive under Subparagraph 6(e), thirty (30) days after the date on which a Notice of Termination is given.

7.   Compensation Upon Termination or During Disability.

     (a) If Executive's employment terminates by reason of his death, the Company shall, within ninety (90) days of death, pay in a lump sum amount to such person as Executive shall designate in a notice filed with the Company or, if no such person is designated, to Executive's estate, Executive's accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary, to the date of his death, plus accrued and unpaid Incentive Compensation, if any, for the fiscal year preceding termination and Pro Rata Incentive Compensation, if any, under Subparagraph 3(a). For a period of one (1) year following the Date of Termination, the Company shall pay such health insurance premiums as may be necessary to allow Executive's spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. Such payments, in the aggregate, shall fully discharge the Company's obligations under this Paragraph 7(a). In addition to the foregoing, any payments or other rights to which Executive's spouse, beneficiaries, or estate may be entitled under any employee benefit plan or arrangement shall be governed by the terms of such plan or arrangement.

     (b) During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary and Incentive Compensation payments, if any, under Subparagraph 3(a), until Executive's employment is terminated due to disability in accordance with Subparagraph 6(b) or until Executive terminates his employment in accordance with Subparagraph 6(e), whichever first occurs, at which point Executive shall then receive accrued and unpaid base salary and accrued and unpaid Incentive Compensation, if any, for the fiscal year preceding termination and Pro Rata Incentive Compensation, if any, under Subparagraph 3(b). For a period of one (1) year following the Date of Termination, the Company shall pay such health insurance premiums as may be necessary to allow Executive, Executive's spouse and dependents to receive health insurance coverage substantially similar to coverage they received prior to the Date of Termination. Upon termination due to death prior to the termination first to occur as specified in the preceding sentence, Subparagraph 7(a) shall apply.

     (c) If Executive's employment is terminated by Executive other than for Good Reason as provided in Subparagraph 6(e), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect at the time Notice of Termination is given, and accrued and unpaid Incentive Compensation, if any, for the fiscal year preceding termination. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.


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     (d)  If Executive terminates his employment for Good Reason as provided in
Subparagraph 6(e) or if Executive's employment is terminated by the Company without Cause as provided in Subparagraph 6(d), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect at the time Notice of Termination is given and accrued and unpaid Incentive Compensation, if any, for the fiscal year preceding termination and Pro Rata Incentive Compensation, if any, under Subparagraph 3(a). In addition, subject to signing by Executive of a general release of claims in a form and manner satisfactory to the Company,

          (i) the Company shall continue Executive's compensation at a rate equal to the sum of Executive's Average Base Salary and his Average Incentive Compensation, payable for the remaining length of the Period of Employment after the Date of Termination, but in no event for fewer than twenty-four (24) months (the "Severance Amount"). The Severance Amount shall be paid out in substantially equal bi-weekly installments, in arrears; provided, however, that in the event Executive commences any employment with an employer other than the Company during the twelve (12) month period ending on the first anniversary of the Date of Termination, the Company shall be entitled to set-off against the remaining Severance Amount fifty percent (50%) of the amount of any cash compensation received by Executive from the new employer during such period; provided, further, that in the event Executive commences any employment with, or is employed by, any employer other than the Company during the twelve (12) month period following the first anniversary of the Date of Termination, the Company shall be entitled to set-off against the remaining Severance Amount twenty-five percent (25%) of the amount of any cash compensation received by Executive from such employer during such period. From time to time, Executive may be asked to certify to the Company that he has not accepted employment with a new employer (including, without limitation, contract and consulting agreements). For purposes of this Agreement, "Average Base Salary" shall mean the average of the annual Base Salary or, if applicable, Adjusted Base Salary received by Executive for each of the three (3) immediately preceding fiscal years or such fewer number of complete fiscal years as Executive may have been employed by the Company; provided, however, that if Executive has not been employed by the Company for a full fiscal year, then "Average Base Salary" shall mean the actual amount of Base Salary paid to Executive for the immediately preceding fiscal year, which amount shall be annualized as if Executive had been employed by the Company for the entire immediately preceding fiscal year, and if Executive was not employed by the Company during the immediately preceding fiscal year, then "Average Base Salary" shall mean the actual amount of Base Salary paid to Executive for the fiscal year in which termination occurs, which amount shall be annualized as if Executive had been employed for such entire fiscal year. For purposes of this Agreement, "Average Incentive Compensation" shall mean the average of the annual incentive compensation under Subparagraph 3(a) received by Executive for the three (3) immediately preceding fiscal years or such fewer number of complete fiscal years as Executive may have been employed by the Company; provided, however, that if Executive has not been employed by the Company for a complete fiscal year, then "Average Incentive Compensation" shall mean $350,000. In no event shall "Average Incentive Compensation" include any sign-on bonus, retention bonus or any other special bonus. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Paragraphs 4 and 5 of this

     Agreement, all payments of the Severance Amount shall immediately cease. Notwithstanding the foregoing, in the event Executive terminates his employment for Good Reason as provided in Subparagraph 6(e), he shall be entitled to the Severance Amount only if he provides the Notice of Termination provided for in Subparagraph 6(f) within thirty (30) days after the occurrence of the event or events which constitute such Good Reason as specified in clauses (A), (B), (C), (D), (E) and (F) of Subparagraph 6(e);

          (ii) in addition to any other benefits to which Executive may be entitled in accordance with the Company's then existing severance policies, the Company shall, for a period of one (1) year commencing on the Date of Termination, pay such health insurance premiums as may be necessary to allow Executive, Executive's spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to his termination of employment.

     (e) If Executive's employment is terminated by the Company for Cause as provided in Subparagraph 6(c), then the Company shall, through the Date of Termination, pay Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect at the time Notice of Termination is given, and accrued and unpaid Incentive Compensation, if any, for the fiscal year preceding termination. Thereafter, the Company shall have no further obligations to Executive except as otherwise expressly provided under this Agreement, provided any such termination shall not adversely affect or alter Executive's rights under any employee benefit plan of the Company in which Executive, at the Date of Termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

     (f) Regardless of the reason for termination, for a period of five (5) years beginning on the Date of Termination, the Company will provide such reasonable assistance and support to Executive as he shall reasonably require in connection with the preparation and filing of tax returns, statements and forms insofar as such returns, statements or forms relate to Executive's association with the Company or any of its predecessors or affiliates. At the Company's election, such assistance and support shall be provided by either tax personnel from the Company or certified public accountants selected and compensated by the Company.

     (g) Nothing contained in the foregoing Subparagraphs 7(a) through 7(e) shall be construed so as to affect Executive's rights or the Company's obligations relating to agreements or benefits which are unrelated to termination of employment.

8. Change in Control Payment. The provisions of this Paragraph 8 set forth certain terms of an agreement reached between Executive and the Company regarding Executive's rights and obligations upon the occurrence of a Change in Control of the Company during the Period of Employment. These provisions are intended to assure and encourage in advance Executive's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Subparagraph 7(d)(i) regarding severance pay upon a termination of employment, if such termination of employment occurs within eighteen (18) months after the occurrence of the first event constituting a Change of Control. If such termination does not occur within eighteen (18) months after the occurrence of the first event constituting a Change of Control, the provisions of Subparagraph 8(a) shall terminate and be of no further force or effect.

     (a)  Change in Control.

          (i) If within eighteen (18) months after the occurrence of the first event constituting a Change in Control, Executive's employment is terminated by the Company without Cause as provided in Subparagraph 6(d) or Executive terminates his employment for Good Reason as provided in Subparagraph 6(e), then the Company shall pay Executive the Severance Amount as provided in Subparagraph 7(d)(i) in substantially equal bi-weekly installments, in arrears, over twenty-four (24) months; provided, however, that in the event Executive commences any employment with an employer other than the Company during such twenty-four (24) month period, the Company shall not be entitled to any right of set-off against the Severance Amount for any cash compensation received by the Executive from the new employer during such period.

          (ii) Within fifteen (15) days after Executive becomes entitled to receive the Severance Amount under (i) above, the Company shall place funds in an amount equal to the estimated Severance Amount in escrow, pursuant to arrangements that are mutually acceptable to the Company and Executive (the "Escrow Arrangement"). The Escrow Arrangement shall be maintained until the final installment payment of the Severance Amount has been made;

          (iii) Executive shall also be entitled to any such rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted; and

          (iv) The Company shall, for a period of one (1) year commencing on the Date of Termination, pay such health insurance premiums as may be necessary to allow Executive, Executive's spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to his termination of employment.

     (b)  Gross Up Payment.

     (i) Excess Parachute Payment. If Executive incurs the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") on "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code, the Company will pay to Executive an amount such that the net amount retained by Executive, after deduction of any Excise Tax on the excess parachute payment and any federal, state and local income taxes and employment taxes (together with penalties and interest) and Excise Tax upon the payment provided for by this sentence, will be equal to the Severance Amount. In addition, if pursuant to the immediately preceding sentence a full gross up payment is not made to Executive for the entire amount of Excise Tax (and any federal, state and local income taxes and employment taxes (together with penalties and interest) and Excise Tax on the payment provided for in the immediately preceding sentence) incurred by Executive in connection with the first event constituting a Change in Control, then the Company will pay to Executive an additional amount that, after taking into account the amount payable pursuant to the immediately preceding sentence, will completely gross up the Executive for the entire amount of Excise Tax (and for any federal, state and local income taxes and employment taxes (together with penalties and interest) and Excise Tax on the payments provided for by this Subparagraph 8(b)(i)); provided, however, that any payment made pursuant to this sentence will not exceed an amount equal to twice the Executive's Base Salary or Adjusted Base Salary, as applicable, in effect immediately prior to the date of the Change in Control. The payments made pursuant to this Subparagraph 8(b)(i) are collectively referred to herein as the "Gross Up Payments". It is the intent that the Gross Up Payments provided for by this Subparagraph 8(b)(i) place Executive in the same position Executive would have been in had no Excise Tax been imposed, subject to the limitation on the Gross Up Payment provided for in the second sentence of this Subparagraph 8(b)(i) by the proviso of such sentence.

     (ii) Applicable Rates. For purposes of determining the amount of the Gross Up Payments, Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross Up Payments are to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's primary residence for the calendar year in which the Gross Up Payments are to be made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

     (iii) Time for Payment. The Company will pay the estimated amount of the Gross Up Payments in cash to Executive at such time or times when the Excise Tax is due. Executive and the Company and their respective tax advisors agree to confer and reasonably cooperate in the determination of the actual amount of the Gross Up Payments. Without limiting the foregoing, Executive shall, if requested by the Company, cooperate in a valuation of Executive's obligations under paragraph 5 of this Agreement by a valuation firm selected and paid for by the Company. Further, Executive and the Company agree to make such adjustments to the estimated amount of the Gross Up Payments as may be necessary to equal the actual amount of the Gross Up Payments, which in the case of Executive will refer to refunds of prior overpayments and in the case of the Company will refer to makeup of prior underpayments.

     (c) Definitions. For purposes of this Paragraph 8, the following terms shall have the following meanings:

          "Change in Control" shall mean any of the following:

          (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the "Acquiring Person"), other than the Company, or any of its Subsidiaries or any Investor or Excluded Group, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power or economic interests of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that any transfer from any Investor or Excluded Group will not result in a Change in Control if such transfer was part of a series of related transactions the effect of which, absent the transfer to such Acquiring Person by the

     Investor or Excluded Group, would not have resulted in the acquisition by such Acquiring Person of thirty-five percent (35%) or more of the combined voting power or economic interests of the then outstanding voting securities; or

          (b) during any period of twelve (12) consecutive months after the Issuance Date, the individuals who at the beginning of any such 12-month period constituted a majority of the Class A Directors and Class C Directors (the "Incumbent Non-Investor Majority") cease for any reason to constitute at least a majority of such Class A Directors and Class C Directors; provided that (i) any individual becoming a director whose election, or nomination for election by the Company's stockholders, was approved by a vote of the stockholders having the right to designate such director and (ii) any director whose election to the Board or whose nomination for election by the stockholders of the Company was approved by the requisite vote of directors entitled to vote on such election or nomination in accordance with the Restated Certificate of Incorporation of the Company, shall, in each such case, be considered as though such individual were a member of the Incumbent Non-Investor Majority, but excluding, as a member of the Incumbent Non-Investor Majority, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) and further excluding any person who is an affiliate or associate of an Acquiring Person having or proposing to acquire beneficial ownership of twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or

          (c) the approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty-seven and one-half percent (57.5%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such reorganization, merger or consolidation; or

          (d) the sale or other disposition of assets representing fifty percent (50%) or more of the assets of the Company in one transaction or series of related transactions.

     All defined terms used in the definition of "Change in Control" shall have the same meaning as set forth in the Certificate of Designation of Series B Convertible Preferred Stock of Wyndham International, Inc. as in effect on the date of this Agreement.

          "Company" shall mean not only Wyndham International, Inc., but also its successors by merger or otherwise.

9. Notice. For purposes of this Agreement, notices and all other communications for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

     if to the Executive:

          At his home address as shown
          in the Company's personnel records;

     if to the Company:

          Wyndham International, Inc.
          1950 Stemmons Freeway
          Suite 6001
          Dallas, TX  75207
          Attention: Senior Vice President of Human Resources

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, with its Exhibit A, constitutes the entire agreement between the parties with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement and Exhibit A to this Agreement. This Agreement supersedes all prior agreements between the parties with respect to any related subject matter. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Texas (without regard to principles of conflicts of laws).

11. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.  Mediation and/or Arbitration; Other Disputes.

     (a) General Procedures. In the event of any dispute or controversy arising under or in connection with the terms of this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the Commercial Mediation Rules of the American Arbitration Association ("AAA") before resorting to arbitration, provided, however, that if the dispute or controversy concerns whether Executive is entitled to a payment under subparagraph 8(a) or 8(b) or the amount of any payment to which the Executive is entitled under subparagraph 8(a) or 8(b), the expedited procedures in subparagraph 13(b) will apply. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it is submitted to mediation, the parties will settle any remaining dispute or controversy exclusively by arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the AAA then in effect. The parties hereto agree that any dispute relating to the terms of this Agreement or the performance by the parties of their respective obligations under the terms of this Agreement shall not in any event be subject to the AAA's National Rules for the Resolution of Employment Disputes. Judgment may be entered on the arbitrator's award in any court having jurisdiction. With respect to a dispute or other controversy arising under or in connection with the terms of this Agreement after a Change in Control, all administration fees and arbitration fees shall be paid solely by the Company. Each party agrees to pay its own legal fees and expenses incurred in connection with mediation and/or arbitration.

     Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of paragraph 4 or 5 hereof. Should a dispute occur concerning Executive's mental or physical capacity as described in subparagraphs 6(b), 6(c) or 7(b), a doctor selected by Executive and a doctor selected by the Company shall be entitled to examine Executive. If the opinion of the Company's doctor and Executive's doctor conflict, the Company's doctor and Executive's doctor shall together agree upon a third doctor, whose opinion shall be binding.

     Any amount to which Executive is entitled under this Agreement (including any disputed amount) which is not paid when due shall bear interest from the date due until paid at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum lawful rate.

     (b) Expedited Procedures. The following expedited procedures apply in the event of any dispute or controversy concerning whether Executive is entitled to a payment under subparagraph 8(a) or 8(b) or the amount of any payment to which Executive is entitled under subparagraph 8(a) or 8(b), and are intended to supplement the general procedures detailed above. The parties shall first promptly try in good faith to settle such dispute or controversy by expedited mediation under the Commercial Mediation Rules of the AAA, as modified by this Agreement, before resorting to arbitration. In the event that such dispute or controversy remains unresolved in whole or in part for a period of fifteen (15) days after either party files a request for expedited mediation with the AAA, the parties will settle any remaining dispute or controversy exclusively by expedited arbitration in Dallas, Texas in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the AAA then in effect, as modified by this Agreement. The parties agree that the arbitration hearing will be held sixty (60) days after the filing of a demand for expedited arbitration. The parties further agree that the following deadlines shall apply: (1) a party has fifteen (15) days following the conclusion of the mediation period to file an arbitration demand; (2) the opposing party then has seven (7) days to file an answering statement; (3) thereafter, the parties have thirty-five (35) days to conduct discovery, and (4) the parties have seven (7) days following the close of discovery to exchange copies of all exhibits that they intend to submit at the hearing. During the first five (5) days of the discovery period, and prior to either party starting discovery, the parties must agree upon the type of discovery that will be conducted and upon a discovery schedule. Any dispute regarding the type of discovery or the discovery schedule must be resolved by the arbitrator during a discovery conference conducted in person or on the telephone within the first five (5) days of the discovery period. The parties agree that the arbitrator shall have fifteen (15) days after the arbitration hearing to issue an award. The award shall be written and reasoned, if requested by one of the parties.

14. Third-Party Agreements and Rights. Executive represents to the Company that Executive's execution of this Agreement, Executive's employment with the Company and the performance of Executive's proposed duties for the Company will not violate any obligations Executive may have to any employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

15. Litigation and Regulatory Cooperation. During and after Executive's employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Salary or, if applicable, Adjusted Base Salary and Average Incentive Compensation) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 15, including, but not limited to, reasonable attorneys' fees and costs.

16. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

17. Assumption in Bankruptcy. The Company agrees that in the event that a chapter 11 bankruptcy petition is filed by or against the Company, the Company will, at its sole expense, promptly file a motion seeking Bankruptcy Court approval of the Company's assumption of this Agreement as an executory contract pursuant to Bankruptcy Code section 365. The Company further agrees to use commercially reasonable efforts to seek approval of such motion. Executive agrees to cooperate with the Company's efforts in prosecuting such motion, and agrees to provide such information and assistance as may be necessary for the Company to obtain the approval thereof; provided, however, that Executive's obligation to provide such assistance and cooperation shall not require Executive to pay any of the costs, including legal fees or expenses, incurred by the Company in seeking approval of such motion.

18. Termination by the Company Prior to the Start Date. The Company may terminate this Agreement prior to the Start Date without any breach of this Agreement. If the Company terminates this Agreement prior to the Start Date, under circumstances which would have constituted a termination by the Company without Cause (as defined in Paragraph 6(d) of the Agreement), Executive shall be entitled to the severance payment specified in Subparagraph 7(d)(i) of the Agreement, pursuant to the terms set forth therein; provided, however that (a) the Company shall not be obligated to make any payment under Subparagraph 7(d)(i) unless Executive first executes and delivers to the Company a general release in a form and manner satisfactory to the Company and (b) the Severance Amount shall be $1,400,000. Other than as specified in this Paragraph 18, the Company shall have no further liability or obligation to Executive under the Agreement or Exhibit A to the Agreement, if the Company terminates this Agreement prior to the Start Date, including, but not limited to, the Company's obligation to grant the Stock Grant. The Company and Executive agree that this Paragraph 18 sets forth all the consideration to which Executive is entitled from the Company if the Company terminates the Agreement prior to the Start Date, and Executive agrees that he shall not be entitled to or eligible to receive any other payments or benefits under the Agreement, Exhibit A to this Agreement, or under any Company severance, bonus, retention or incentive policy, arrangement or plan. In exchange for the receipt of the payments made pursuant to this Paragraph 18, Executive agrees to be bound by and comply with Paragraphs 4 and 5 of the Agreement. For purposes of this Paragraph 18, the twenty-four month periods specified in Subparagraphs 5(a)-(c) shall start on the date of the first payment made to Executive pursuant to this Paragraph 18. Notwithstanding the foregoing, if an arbitrator determines that the Company breached its obligations under this Paragraph 18, pursuant to the arbitration procedures set forth in Paragraph 13, the Company shall reimburse the Executive for all costs and expenses (including legal fees) arising out of the enforcement by the Executive of his rights under this Paragraph 18.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

                                       WYNDHAM INTERNATIONAL, INC.


                                      By:  /s/ FRED J. KLEISNER
                                           -------------------------------------
                                      Its: Chairman and Chief Executive Officer

                                           /s/ MARK A. SOLLS
                                           -------------------------------------
                                           Mark A. Solls

                                    EXHIBIT A

                           WYNDHAM INTERNATIONAL, INC.
                         RESTRICTED UNIT AWARD AGREEMENT

                         Dated as of September 30, 2002

     Wyndham International, Inc., a corporation organized under the laws of Delaware (the "Company"), hereby awards to Mark A. Solls (the "Participant"), as of the date hereof (the "Award Date"), an Award (the "Award") of 700,000 Restricted Units ("Restricted Units"), each such Restricted Unit covering the right to receive one share of Class A Common Stock of the Company, subject to the terms and conditions set forth below. Such grant is pursuant to the Second Amendment and Restatement of the Wyndham International, Inc. 1997 Incentive Plan (the "Plan") and is made as an inducement to the Participant to enter into the Employment Agreement between the Participant and the Company of even date herewith (the "Employment Agreement").

1. Award Subject to Acceptance of Agreement and Employment Agreement. The Award shall not be valid and binding unless the Participant accepts this Agreement and the Employment Agreement by executing this Agreement and the Employment Agreement and returning such original execution copies to the Company.

2. Vesting of Award. Except as set forth below in this Agreement, and subject to the discretion of the Committee or the Board of Directors to accelerate the vesting schedule ("Vesting Schedule") hereunder, this Award shall be vested and nonforfeitable with respect to the indicated number of Restricted Units on the dates indicated in the following Vesting Schedule provided the Participant has remained employed by the Company or an Affiliate to such date:

          ======================================================================
             Number of Restricted Units
                 Subject to Vesting               Date Restrictions Lapse
          ----------------------------------------------------------------------

                          233,333             3rd anniversary of Award Date
          ----------------------------------------------------------------------

                          233,333             4th anniversary of Award Date
          ----------------------------------------------------------------------

                          233,334             5th anniversary of Award Date
          ======================================================================

          In the event of a Change in Control (as defined in the Employment Agreement) after the date hereof during the Participant's employment with the Company, the vesting date for any Restricted Units which have not yet vested shall be accelerated to the date of such Change in Control provided the Participant is employed by the Company or an Affiliate on such date.

          If in connection with any such Change in Control, the outstanding shares of Class A Common Stock are changed into or exchanged for stock or other securities of any other corporation or entity or cash or any other property, whether by merger, consolidation, amalgamation, liquidation or otherwise (each a "Transaction"), then proper provision shall be made so that upon consummation of such Transaction:

               (a) each Restricted Unit covered by this Award shall thereafter represent, in lieu of the right to receive a share of Class A Common Stock, the right to receive the stock, other securities, cash and/or other property to which a Participant would have been entitled upon consummation of such Transaction and a certificate for such share of Class A Common Stock had been delivered to the Participant pursuant to
          Section 5(c) hereof immediately prior to such consummation (or, if applicable, any record date with respect to such Transaction); and

               (b) the issuer of any such stock or other securities shall promptly file a registration statement under the Securities Act of 1933, as amended (the "Act"), with respect to the stock or other securities receivable upon vesting of a Restricted Unit and shall use its best efforts to cause such registration statement to become and remain effective such that upon vesting of the Restricted Units, such stock or other securities received by the Participant shall not be "restricted securities" within the meaning of Rule 144(a) under such Act.

          The Company shall not be a party to any Transaction unless prior to consummation thereof, each corporation (other than the Company) or other entity which may be required to deliver (or, as applicable, register) any stock, securities, cash or other property in connection with the vesting of Restricted Units shall assume, by written instrument, a copy of which shall be delivered to the Participant, the obligation to so deliver to the Participant (or to so register) such shares of stock, securities, cash or property in connection with such vesting and to comply with the other provisions of this Award.

3. Termination of Employment. If the Participant's employment by the Company or an Affiliate is terminated prior to the dates the restrictions lapse as set forth above, the Participant shall forfeit all Restricted Units which have not yet vested, except as provided below. Any transfer of employment from the Company to an Affiliate shall not be deemed to be a termination of employment for purposes of this Agreement.

     (a) Termination Due to Death. If the Participant's employment terminates by reason of death prior to the dates the restrictions lapse as set forth above, the Participant's estate shall become fully vested in all the Restricted Units.

     (b) Termination Due to Disability. If the Participant's employment terminates by reason of disability as described in Subparagraph 6(b) of the Employment Agreement prior to the dates the restrictions lapse as set forth above, the Participant shall become fully vested in all the Restricted Units.

     (c) Termination for Cause or Without Good Reason. If the Participant's employment is terminated by the Company or an Affiliate for Cause (as defined in the Employment Agreement) or if the Participant terminates his employment for any reason other than Good Reason (as defined in the Employment Agreement), the unvested portion of the Award shall terminate immediately and the Participant shall have no further rights or interest therein.

     (d) Termination without Cause or for Good Reason. If the Participant's employment is terminated by the Company or an Affiliate without Cause (as defined in the Employment Agreement) or the Participant terminates his employment for Good Reason (as defined in the Employment Agreement), the Participant shall become fully vested in all Restricted Units.

          Notwithstanding the foregoing, if the Participant breaches any of the provisions contained in Paragraphs 4 or 5 of the Employment Agreement,
          (i) any portion of the Award that will vest by virtue of this Section 3(d) shall immediately terminate upon any such breach and the Participant shall have no further rights or interest therein, and (ii) to the extent any portion of the Award has vested by virtue of this
          Section 3(d), the Participant shall be required upon any such breach to pay to the Company the fair market value per share of Class A Common Stock on the date of vesting, multiplied by the number of shares of Class A Common Stock received by the Participant.

4. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein. In the event of any conflict between any provisions in the Plan and the provisions in this Agreement, the provisions of the Plan shall govern.

5.   Additional Terms and Conditions of Award.

     (a) Non-Transferability of Award. The Restricted Units shall not be assignable or transferable by Participant other than by will and the laws of descent and distribution until the restrictions on the Restricted Units lapse. The Restricted Units shall not otherwise be transferred, assigned, pledged or hypothecated for any purpose whatsoever and are not subject, in whole or in part, to execution, attachment, or similar process. Any attempted assignment, transfer, pledge or hypothecation or other disposition of the Restricted Units, other than in accordance with the terms set forth herein, shall be void and of no effect.

     (b) Delivery of Certificates. Upon the vesting of any part of the Award by virtue of the lapse of the restriction period pursuant to Section 2 or 3 above, the Company shall deliver or cause to be delivered to the Participant a stock certificate covering the requisite number of shares of Class A Common Stock (or following a Transaction, certificates covering the requisite amount of stock or other securities into which the Class A Common Stock shall have been changed or exchanged) so vested, registered in the name of the Participant on the books of the Company (or after a Transaction, on the books of the issuer of such stock or other securities). Upon receipt of such certificate(s), Participant is free to hold or dispose of such certificate(s) at will, subject to any applicable securities laws.

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

     (c) Award Confers No Rights as Stockholder. The Participant shall not be entitled to any privileges of ownership with respect to shares of Class A Common Stock (or stock or other securities into which the Class A Common Stock shall have been changed or exchanged in a Transaction) subject to the Award unless and until certificates for such shares (or such stock or other securities) are delivered to the Participant upon the vesting of the Award and the Participant becomes a holder of record with respect to such delivered shares (or such stock or other securities); and the Participant shall not be considered a stockholder of the Company (or of the issuer of such stock or other securities) with respect to any such shares (or such stock or other securities) not so delivered. Any rights the Participant may at any time have against the Company (or such issuer of such other stock or securities) with respect to the Award shall be solely those of an unsecured creditor of the Company (or such issuer).

     (d) Decisions of Committee. The Committee shall have the right to resolve all questions which may arise in connection with the Award, the lapse of the restrictions, the Plan or this Agreement. Any interpretation, determination or other action made or taken by the Committee regarding this Agreement shall be final, binding and conclusive.

     (e) Reservation of Shares. The Company (and following a Transaction, any issuer of stock or other securities into which the Class A Common Stock shall have been changed or exchanged) shall at all times prior to the expiration or termination of the Award (excluding periods during which the Escrow is in effect) reserve or cause to be reserved and keep or cause to be kept available, either in its treasury or out of its authorized but unissued shares of Class A Common Stock (or after a Transaction, such stock or other securities), the full number of shares of Class A Common Stock of the Company (or after a Transaction, such stock or other securities) subject to the Award from time to time.

     (f) Change in Capital Structure. The terms of this Award shall be adjusted as the Committee determines is equitably required in the event the Company (or following a Transaction, any issuer of stock or other securities into which the Class A Common Stock shall have been changed or exchanged) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

     (g) Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle Participant to a fractional share such fraction shall be paid out in cash.

     (h) Meaning. Upon consummation of a Transaction, references herein to the Company shall mean the Company or other corporation or entity surviving such transaction.

6. Tax Withholding. The Participant shall, not later than the date as of which the vesting of this Award becomes a taxable event for Federal income tax purposes, pay to the

     Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Subject to the approval of the Committee, the Participant may elect to have such required minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from the shares of Class A Common Stock to be issued, or (ii) transferring to the Company a number of previously owned whole shares of Class A Common Stock (which the Participant has held for at least six months prior to the delivery of such shares or which the Participant purchased on the open market and for which the Participant has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value, determined as of the date of vesting, that would satisfy the withholding amount due.

7.   Miscellaneous Provisions.

     (a) Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan.

     (b) Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Secretary of the Company at the Company's principal executive office, and if to the Participant, to his or her address on the books of the Company (or to such other address as the Company or the Participant may give to the other for purposes of notice hereunder).

          All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mail to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication in not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

     (c) Governing Law. This Agreement and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

     (d) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

     (e) Force and Effect. The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

     (f) Further Assurances. The Company and the Participant shall execute and deliver such further instruments and take such additional action as each party may reasonably request to effect, consummate, confirm or evidence the grant of the Award to the Participant, and they shall each execute such documents as may be reasonably necessary to assist each other in preserving or perfecting their respective rights in the Award.

     (g) Conflict with Employment Agreement. If there shall be any conflict between provisions in this Agreement and the provisions in the Employment Agreement, the provisions of this Agreement shall govern.

     (h) No Right to Continued Employment. This Award does not confer upon Participant any right to continue in the employ of the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate such employment at any time.

                                       WYNDHAM INTERNATIONAL, INC.


                                       By:
                                          --------------------------------------
                                       Title:
                                             -----------------------------------


Accepted as of the 30th day of September, 2002.

----------------------------------------------
"Participant"

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